UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 3 to

Form 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) or 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

TIER TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	94-3145844
(State of Incorporation or Organization)	(IRS Employer Identification No.)

10780 Parkridge Blvd., 4th Floor Reston, Virginia	20191
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock, $0.01 par value per share (including associated Series A Junior Participating Preferred Stock Purchase Rights)	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:  000-23195

Securities to be registered pursuant to Section 12(g) of the Act:  None

AMENDMENT NO. 3 TO FORM 8-A

The undersigned Registrant hereby amends the following Items, exhibits or other portions of its Registration Statement on Form 8-A dated May 16, 2007, as amended by Amendment No. 1 dated July 12, 2007, and Amendment No. 2 dated February 24, 2009, as set forth in the pages attached hereto.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A dated May 16, 2007 filed by Tier Technologies, Inc. (the “Company”), as amended by Amendment No. 1 filed on July 12, 2007, and Amendment No. 2 filed on February 24, 2009, is hereby further amended as follows:

On August 14, 2009, the Company amended the Rights Agreement, dated January 10, 2006, between the Company and American Stock Transfer and Trust Company, as Rights Agent (as amended by the First Amendment to Rights Agreement dated July 12, 2007, and the Second Amendment to Rights Agreement dated February 23, 2009, the “Rights Agreement”), by entering into a Third Amendment to the Rights Agreement (the “Third Amendment”).

Pursuant to the Third Amendment, the “Final Expiration Date” (as defined in the Rights Agreement) was advanced from the close of business on January 10, 2016 to the close of business on August 14, 2009.  As a result of this amendment, effective as of the close of business on August 14, 2009, the Rights (as defined in the Rights Agreement) expired and the Rights Agreement was effectively terminated.

Item 2.  Exhibits.

Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed, because no other securities of the Registrant are registered on The NASDAQ Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Exchange Act.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

TIER TECHNOLOGIES, INC.
Date: August 17, 2009	By: /s/ Keith S. Omsberg Keith S. Omsberg Vice President, General Counsel and Secretary